UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/17/2005

OXIS International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-08092

DE	94-1620407
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6040 N Cutter Circle Suite 317, Portland, OR 97217
(Address of principal executive offices, including zip code)

503-283-3911
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 17, 2005, OXIS International, Inc. ("OXIS") entered into a Consulting Agreement with NW Medical Research Partners, Inc. Marvin Hausman, M.D., interim Chief Financial Officer and Chairman of the Board of Directors of OXIS, is the sole member and manager of NW Medical Research Partners. Dr. Hausman has previously been the interim Chief Executive Officer of OXIS. Dr. Hausman is a member of the board of directors and a former Chief Executive Officer of Axonyx Inc. Axonyx currently holds approximately 34% of the issued and outstanding shares of OXIS.

        Pursuant to the Consulting Agreement Marvin Hausman will provide certain consulting services pertaining to licensing of intellectual property, development of potential products and financing activities or other projects at the request of the Chief Executive Officer of OXIS for a one year period, renewable for a second year. Dr. Hausman will receive monthly compensation in the amount of $5,000. For any hours Dr. Hausman works in addition to 20 hours per month up to a limit of 50 hours per month, he will be paid hourly compensation in the amount of $500 per hour. Dr. Hausman is also compensated with the grant of a stock option to purchase 108,000 shares of OXIS common stock at an exercise price of $0.37 per share, with 9,000 options vesting each month over the term of the agreement. Dr. Hausman will be reimbursed for his healthcare insurance.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits
10.1        Consulting Agreement between OXIS International, Inc. and NW Medical Research Partners dated November 17, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXIS International, Inc.

Date: November 23, 2005	By:	/s/ Steven T. Guillen
Steven T. Guillen
President and Chief Executive Officer